UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2007

CT HOLDINGS ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18718	75-2242792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(214) 750-2454
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Forward-looking Statements	1
Item 1.01 Entry into a Material Definitive Agreement	1
Item 3.02 Unregistered Sales of Equity Securities	1
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1
Item 8.01 Other Events	1
Item 9.01 Financial Statements and Exhibits	21
SIGNATURES	31
EXHIBIT 2.1
EXHIBIT 3.1
EXHIBIT 3.2
EXHIBIT 3.3
EXHIBIT 10.1

Forward-Looking Statements
     This report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed due to factors such as, among others, the risk that the contemplated merger with Xcorporeal might not be fully consummated, limited operating history of Xcorporeal, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the biotechnology industry. Additional information concerning factors that could cause or contribute to such differences can be found in the following discussion, including the “Risk Factors” set forth below.
Item 1.01 Entry into a Material Definitive Agreement
Merger Agreement
     On August 10, 2007, we entered into a definitive Merger Agreement with Xcorporeal, Inc. Pursuant to the merger agreement, we will effect a 1 for 8.27 reverse split of our outstanding common stock, issue 14,200,050 post-split shares (approximately 97.6% of our outstanding shares) in exchange for all of the outstanding common stock of Xcorporeal, adopt an option plan substantially identical to the 2006 Incentive Compensation Plan of Xcorporeal, replace our officers and directors with those of Xcorporeal, and change our name to “Xcorporeal, Inc.” Copies of the incentive plan and charter amendments are attached hereto as Exhibit 10.1 and Exhibits 3.1, 3.2 and 3.3, respectively.
     The parties each made customary representations and warranties in the merger agreement, which is subject to customary closing conditions. The merger agreement contains termination rights for both parties, including a provision which would allow the board of directors of each of the parties to terminate the merger agreement in order to comply with its fiduciary duties and a provision that would allow Xcorporeal to terminate the agreement and rescind the merger within 10 days after the closing in the event that our shares do not continue to be quoted on the OTC Bulletin Board immediately following the merger. No assurance can be given that the conditions to closing the transactions contemplated by the merger agreement will be satisfied, or that the transactions contemplated by the merger agreement ultimately will be fully consummated.
     The transactions were approved by Xcorporeal’s board of directors and CT Holdings’ board of directors and special committee, which was formed as a result of the ownership by Steven B. Solomon, CT Holdings’ Chief Executive Officer, of 50,000 shares of Xcorporeal common stock purchased in a December 2006 private placement. Although the transaction also requires shareholder approval, a majority-in-interest of the shareholders of both companies have already agreed to vote in favor of the merger. The foregoing description is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Exhibit 2.1.
     The merger is expected to close in the third quarter of 2007.
Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 7, 2007, we issued 500,000 shares of restricted common stock to Steven B. Solomon, our Chief Executive Officer, in connection with his services to the company and further advances of funds. We issued the restricted common stock in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, pursuant to a transaction to one accredited investor not involving any public offering.
Item 8.01 Other Events
Basis of Presentation
     Set forth below is information regarding the business and management of Xcorporeal as set forth in their public reports. When used below, the terms “us,” “our,” “we” and the “Company” refer to the registrant, CT Holdings Enterprises, Inc., after consummation of the merger with Xcorporeal. For ease of reference, such information is set forth as if the merger has already been effected, even though this has not yet occurred and there can be no assurance that the merger will be fully completed. As a result, all of the matters set forth below should be considered forward-looking statements.
Description of Xcorporeal, Inc.
Plan of Operation
Overview
     We are a medical device company actively researching and developing an extracorporeal platform to perform functions of various human organs. Our prototype systems apply modern electronics and engineering principals to reduce the size, cost and power requirements of conventional extracorporeal therapies including ultrafiltration therapy for fluid overload resulting from congestive heart failure and acute and chronic renal replacement therapies (kidney dialysis). Our platform may also improve the quality of therapy delivered ultimately leading to better patient outcomes and reduced healthcare costs.

     Since we began implementing our current business model on August 31, 2006, we have accomplished the following milestones:
•	Raised over $29 million in equity financing in the fourth quarter of 2006 selling shares of Xcorporeal common stock at $7.00 per share

•	Recruited experienced independent board members

•	Recruited top industry management team and scientific staff

•	Advanced the clinical studies for our technology

•	Paid in excess of $1 million in licensed product development expenses.
     We are a development stage company, have been unprofitable since our inception, and will incur substantial additional operating losses for at least the next twelve months as we continue to implement commercial operations and allocate significant and increasing resources to research, development, clinical trials, and other activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we will undertake in the future, and our historical operations and financial information are not indicative of our future operating results, financial condition, or ability to operate profitably as a commercial enterprise.
License Agreement
     On September 1, 2006, we entered into the License Agreement pursuant to which we obtained exclusive rights to our technology relating to the treatment of kidney failure, congestive heart failure and other medical devices, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of its proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we agreed to reimburse designated costs and expenses of our licensor, and pay a minimum royalty of 7% of net sales, with an annual minimum royalty of $250,000. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
Intellectual Property
     We have exclusive license rights to two issued US patents, No. 20050101901 “Wearable continuous renal replacement therapy device,” and No. 20040254514 “Wearable ultrafiltration device” from the US Patent & Trademark Office. We also have exclusive rights to a pending application specifically for the pump, the most critical part of all four devices, “Dual-Ventricle Pump Cartridge,” and another proposed patent for “Method For Installing and Servicing a Wearable Continuous Renal Replacement Therapy Device” which is aimed to prevent entry into the wearable device market.
     In addition, we are actively developing additional intellectual property that in part supersedes the rights licensed under the License Agreement. We are filing patent applications to protect and improve the inventions that are commercially important for the development of our business and we plan to continually expand our patent portfolio.
     We also have pending applications to register our trademarks “Xcorporeal,” “Xcorporeal WUD” and “Xcorporeal WAK.”
Description of Business
     For the coming year we plan to test and develop the technology for our extracorporeal platform and other medical devices. In its simplest configuration, our product platform can be used as an ultrafiltration machine which will remove a predetermined amount of water from a patients’ blood stream. Removal of excess water by ultrafiltration has been shown to be an effective therapy for management of fluid overload in patients with congestive heart failure under physician supervision. We can also add additional components to our platform to configure a full dialysis machine, which can remove metabolic waste (urea, creatinine) and toxins from the blood. Dialysis has been shown to be an effective therapy for treatment of kidney failure.
     The resulting four products in the order in which we plan to market them are:
•	Hospital ultrafiltration therapy for fluid overload resulting from congestive heart failure

•	Hospital acute renal replacement therapy

•	Home chronic renal replacement therapy

•	Wearable Artificial Kidney (WAK) for chronic treatment of End Stage Renal Disease (ESRD)
     We will also plan our Validation and Verification strategy including bench testing, clinical testing, and regulatory strategy in the US and abroad.
     Some of our products may qualify for the 510(k) regulatory process in the US based on the existence of predicate devices. Other products, for example our Wearable Artificial Kidney and Wearable Ultrafiltration Device are likely to require a full PMA treatment which will be longer and more expensive.
Product Applications
     Our platform technology enables us to build small, light-weight, portable medical devices that filter and cleanse a patient’s blood. In addition, our devices will consume less water and electricity than competitor devices currently in use.
     The first application of the technology will be an ultrafiltration device that will be used to remove excess salt and water from congestive heart failure patients hospitalized with fluid overload. The Xcorporeal CHF device will provide patients with simple, convenient, efficient and cost effective ultrafiltration therapy. An initial prototype of this device was successfully tested during the third quarter of 2006. The second application of the platform technology will be portable renal replacement devices that will remove unwanted chemicals, toxins and excess fluids from the blood of patients with renal failure. The same attributes (portability, size, weight, and fluid and electricity reduction) will make the renal replacement device an attractive alternative to conventional Continuous Renal Replacement Therapy (CRRT) machines for hospitalized patients. The technology will also be adapted to provide a “truly” portable device for home hemodialysis. Finally, we are also developing a breakthrough product for the treatment of End Stage Renal Disease (ESRD), the Wearable Artificial Kidney (WAK). This miniature, wearable device will enable continuous (24 hrs/day and 7 days/week) renal replacement therapy that should reduce the morbidity and mortality of ESRD patients as well as improve their quality of life. The feasibility of such a device was demonstrated in a clinical study conducted in London during the first quarter of 2007.
Research and Development
R&D Team
     We have recruited an experienced scientific team to execute our research and development plan. The goals of our research and development efforts will include:
•	Adapting the extracorporeal platform technology to develop four devices for medical use. We believe our technology is a platform for a number of devices that can be used to treat other diseases and will offer substantive value propositions for patients and healthcare providers.

•	Developing software to allow physicians to customize the function of the device to meet the specific dialysis needs of each patient.

•	Expanding our recruiting and retaining an experienced team of scientists and engineers.

•	Improving the chemicals used in the dialysis process. The current chemicals have been used for decades. We believe new chemicals that last longer and can be used in smaller quantities would further reduce the cost and weight of our product.
Clinical Studies
     The feasibility of the Xcorporeal platform technology was demonstrated in a porcine model during 2004 and 2005. The feasibility of a prototype UF device for treatment of fluid overload in humans was demonstrated by the treatment of six volunteers in Vicenza, Italy in July and August 2006. We demonstrated the feasibility of the WAK prototype for dialysis treatment in humans by the treatment of eight volunteers in London in March 2007. We are planning additional clinical trials over the next few years, culminating in a pivotal study to support a regulatory submission.
     We incurred approximately $1.5 million and $2.7 million in research and development expenses for the three and six months ended June 30, 2007, respectively. This compares to $1.3 million incurred during the year ended December 31, 2006. We expect our research and development expenses to increase as a result of additional headcount in the areas of product development and quality assurance and regulatory affairs, a higher level of third-party consulting activity and other related expenses.
Third-party Arrangements
     In July 2007, we entered into an agreement with Aubrey Group, Inc., an FDA-registered third-party contract developer and manufacturer of medical devices for the design and development of a Portable Artificial Kidney (PAK). The PAK will be designed for use as a Continuous Renal Replacement Therapy (CRRT) in either a hospital (with medical supervision) or home setting. The development is expected to be completed by the end of 2008 and projected labor and material costs are estimated at approximately $5.1 million over the term. The agreement can be terminated at any time with 30 business days notice.
     We also contract with other third parties to assist in our research and development efforts and to supplement our internal resources while we continue to grow our organization.
Government Regulation
US Regulation
     We are subject to extensive government regulation relating to the development and marketing of our products. Due to the relatively early nature of our development efforts, we have not yet confirmed with the FDA its view of the regulatory status of any of our products or which center of the FDA might have primary responsibility for review of the regulatory submissions we intend to make. Depending on the claims made and the FDA’s ruling regarding the regulatory status of each of our products, they may be designated as a device, a biologic or as a combination product. However, we anticipate that regardless of regulatory designation, we will need to conduct clinical studies involving human subjects before being able to market our products in the US.
     To support a regulatory submission, the FDA commonly requires clinical studies to show safety and effectiveness. While we cannot currently state the nature of the studies the FDA may require due to our early stage of product development, it is likely any product we attempt to develop will require time-consuming clinical studies in order to secure approval.
     Outside the US, our ability to market potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities. These foreign regulatory approval processes may involve differing requirements than those of the FDA, but also generally include many, if not all, of the risks associated with the FDA approval process described above, depending on the country involved.

     In the US, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls, including labeling, pre-market notification and adherence to the FDA’s Good Manufacturing Practices (GMP), Class II devices are subject to general and special controls, including performance standards, post-market surveillance, patient registries and FDA guidelines, and Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness, that is, life-sustaining, life-supporting and implantable devices, or new devices, which have been found not to be substantially equivalent to legally marketed devices. Because of their breakthrough nature, some of our devices may be considered Class III.
     Before new medical devices such as our products can be marketed, marketing clearance must be obtained through a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic (FDC) Act. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution. A 510(k) clearance will typically be granted by the FDA, if it can be established that the device is substantially equivalent to a “predicate device,” which is a legally marketed Class I or II device or a pre-amendment Class III device (that is, one that has been marketed since a date prior to May 28, 1976), for which the FDA has not called for pre-market approval (PMA). The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence, which may include a requirement to submit human clinical trial data. It generally takes 4 to 12 months from the date of a 510(k) submission to obtain clearance, but it may take longer.
     If clearance or approval is obtained, any device manufactured or distributed by us will be subject to pervasive and continuing regulation by the FDA. We will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, Medical Device Reporting (MDR) regulation which requires a manufacturer to report to the FDA certain types of adverse events involving its products, and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses.
European Community
     International Organization for Standards (ISO) standards were developed by the European Community (EC) as a tool for companies interested in increasing productivity, decreasing cost and increasing quality. The EC uses ISO standards to provide a universal framework for quality assurance and to ensure the good quality of products and services across borders. The ISO standards (it is now ISO13485) have facilitated trade throughout the EC, and businesses and governments throughout the world are recognizing the benefit of the globally accepted uniform standards. Any manufacturer we utilize for purposes of producing our products (including us, if we manufacture any of our own products) will be required to obtain ISO certification to facilitate the highest quality products and the easiest market entry in cross-border marketing. This will enable us to market our products in all of the member countries of the EC. We also will be required to comply with additional individual national requirements that are outside the scope of those required by the European Economic Area.
     Any medical device that is legally marketed in the US may be exported anywhere in the world without prior FDA notification or approval. The export provisions of the FDC Act apply only to unapproved devices. While FDA does not place any restrictions on the export of these devices, certain countries may require written certification that a firm or its devices are in compliance with US law. In such instances FDA will accommodate US firms by providing a Certificate for Foreign Government. In cases where there are devices which the manufacturer wishes to export during the interim period while their 510(k) submission is under review, exporting may be allowed without prior FDA clearance under certain limited conditions.
Competition
     We compete directly and indirectly with other biotechnology and healthcare equipment businesses, including those in the dialysis industry. The major competitors for the Xcorporeal platform technology are those companies manufacturing and selling dialysis equipment and supplies. Xcorporeal will compete with these companies in the critical care markets as well as the wearable application markets. In many cases, these competitors are larger and more firmly established than we are. In addition, our competitors have greater marketing and development budgets and greater capital resources than our company. The Wearable Artificial Kidney will also compete with dialysis clinics in treating ESRD patients. We anticipate that some of our primary competitors will be companies such as Baxter, Fresenius, Gambro, NxStage, and Nephros.
Employees
     We have ten full-time employees, comprised of our President and Chief Operating Officer, Chief Medical and Scientific Officer, Vice President of Quality Assurance and Regulatory Affairs, and seven other personnel in research and development and administration. We also have one full-time contract employee, our Interim Chief Financial Officer. We believe that our employee relations are good.
Business Development
Formation
     We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc.
Contribution and License Agreement
     On August 11, 2006, Consolidated National, LLC (CNL), whose sole managing member is our current Chairman, entered into an Irrevocable Option Agreement with National Quality Care, Inc. (NQCI) following extensive negotiations that commenced in late 2005. There was no pre-existing relationship between NQCI and CNL or their principals.
     On August 31, 2006, we entered into a Contribution Agreement with CNL, giving us the right to enter into a Merger Agreement and a License Agreement with NQCI. We issued 9,600,000 shares of common stock, a 96% voting interest in our company, to CNL in exchange for all of our right, title, and interest to the name “Xcorporeal” and related trademark applications and domain names, and the right to enter into a License Agreement with NQCI. Prior to the August 31, 2006 transaction, we were a shell corporation.
     On September 1, 2006, we entered into a License Agreement with NQCI, pursuant to which we obtained the exclusive rights to the technology relating to our congestive heart failure treatment, kidney failure treatment, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
     On December 1, 2006, we initiated an arbitration against NQCI for its breach of the License Agreement, which remains pending. On December 29, 2006, NQCI served us with a written notice purporting to terminate the License Agreement for unspecified alleged breaches. On January 2, 2006, we advised NQCI that we did not consent to termination of the License Agreement, that we have not breached the License Agreement, and that NQCI has no right to unilaterally terminate the License Agreement in any event. Accordingly, the License Agreement cannot be terminated.
Delaware Reincorporation
     We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc., and thereafter acquired the rights to our congestive heart failure treatment products, Wearable Artificial Kidney, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure. On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation, for the purpose of changing the Company’s domicile from Nevada to Delaware.

Terminated Prior Merger Agreement
     On September 1, 2006, we entered into a Merger Agreement with NQCI which contemplated that we would acquire NQCI as a wholly owned subsidiary pursuant to a triangular merger, or we would issue to NQCI shares of our common stock in consideration of the assignment of the technology relating to our Wearable Artificial Kidney and other medical devices.
     The merger was not consummated, and the Merger Agreement expired by its own terms on December 31, 2006. In addition, on December 29, 2006, NQCI served written notice that it was terminating the Merger Agreement, and on January 2, 2006, we consented to the termination. Accordingly, the Merger Agreement is now terminated. We will not be proceeding with any merger with NQCI. The termination of the Merger Agreement had no effect on the License Agreement, the Contribution Agreement, or the shares we issued to CNL.
Risk Factors
     You should carefully consider and evaluate all of the information in this report, including the risk factors listed below and the risk factors listed in the annual reports and quarterly reports of CT Holdings Enterprises, Inc. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.
Risks Relating to the Proposed Merger
Xcorporeal and CTHE may not achieve the benefits they expect from the merger, which may have a material adverse effect on the combined company’s business, financial, and operating results.
     Xcorporeal and CTHE entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of the wearable kidney and related technology businesses of Xcorporeal and CTHE. These benefits may include operational efficiencies resulting from synergies between the companies and greater sales levels due to increases in product and services offerings and consolidation of sales and marketing expertise, among others. To realize any benefits from the merger, the combined company will face the following post-merger challenges:
•	retaining and assimilating the management and employees of each company;

•	developing new products and services that utilize the assets and resources of both companies;

•	retaining existing customers, strategic partners and suppliers of each company;

•	realizing expected cost savings and synergies from the merger; and

•	developing and maintaining uniform standards, controls, procedures, policies and information systems.
     If the combined company is not successful in addressing these and other challenges, then the benefits of the merger will not be realized and, as a result, the combined company’s operating results and the market price of Xcorporeal’s common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Neither Xcorporeal nor CTHE can assure you that the combined company will successfully integrate CTHE’s business or profitably manage the combined company. Further, neither Xcorporeal nor CTHE can assure you that the growth rate of the combined company after the merger will equal the historical growth rates experienced by Xcorporeal or CTHE.
The issuance of shares of CTHE’s common stock to Xcorporeal stockholders in the merger will substantially dilute the percentage ownership interests of current CTHE stockholders.
     If the merger is completed, is anticipated that CTHE will issue to Xcorporeal stockholders approximately 14.2 million shares of CTHE common stock, and approximately 4.2 million shares to be subject to stock options and warrants to be issued to Xcorporeal and stock option and warrant holders. Upon completion of the merger, the former Xcorporeal stockholders, together with the holders of assumed Xcorporeal stock options, will be issued shares of our common stock and options and warrants to acquire shares of our common stock representing in the aggregate 1.9% of CTHE common stock on a fully-diluted basis immediately following the merger. The issuance of CTHE common stock to Xcorporeal stockholders will cause a significant reduction in the relative percentage interest of current CTHE stockholders in CTHE’s earnings, if any, voting power and market capitalization.
If we proceed with the merger, Xcorporeal stockholders will receive one share of CTHE common stock for each share of Xcorporeal common stock regardless of changes in the market value of CTHE common stock or Xcorporeal common stock.
     Each share of Xcorporeal common stock will be exchanged for one share of CTHE common stock upon completion of the merger. This exchange ratio is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the market price of either Xcorporeal common stock or CTHE’s common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Xcorporeal or CTHE common stock. Consequently, the specific dollar value of CTHE’s common stock to be received by Xcorporeal stockholders will depend on the market value of CTHE common stock at the time of completion of the merger and may decrease from the date of this information statement. You are urged to obtain recent market quotations for Xcorporeal common stock and CTHE common stock. Neither Xcorporeal nor CTHE can predict or give any assurances as to the market price of CTHE common stock at any time before or after the merger. The prices of Xcorporeal common stock and CTHE common stock may vary because of factors such as:
•	changes in the business, operating results or prospects of Xcorporeal or CTHE;

•	actual or anticipated variations in quarterly results of operations of Xcorporeal or CTHE;

•	market assessments of the likelihood that the merger will be completed;

•	the timing of the completion of the merger;

•	sales of Xcorporeal common stock or CTHE common stock;

•	additions or departures of key personnel of Xcorporeal or CTHE;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Xcorporeal;

•	conditions or trends in the medical technology industry;

•	announcements of technological innovations, new products or services by Xcorporeal, CTHE or their competitors;

•	changes in market valuations of other medical technology companies;

•	the prospects of post-merger operations;

•	regulatory considerations; and

•	general market and economic conditions.
     If the merger is successfully completed, holders of Xcorporeal common stock will become holders of CTHE common stock. Xcorporeal’s business differs from CTHE’s business, and Xcorporeal’s results of operations, as well as the price of Xcorporeal common stock, may be affected by factors different than those affecting CTHE’s results of operations and the price of CTHE’s common stock.
If the costs associated with the merger exceed the benefits, the combined company may experience adverse financial results, including increased losses.

     Xcorporeal and CTHE will incur significant transaction costs as a result of the merger, including legal and accounting fees that may exceed their current estimates. In addition, Xcorporeal and CTHE expect that the combined company will incur consolidation and integration expenses, which they cannot accurately estimate at this time. Actual transaction costs may substantially exceed the current estimates of Xcorporeal and CTHE and may affect the combined company’s financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to CTHE’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results could be adversely affected, including increased losses.
No Independent Financial Advisor.
     Neither Xcorporeal nor CTHE has engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions. Therefore, the stockholders of both companies are dependent solely on the judgment of the board of directors of each company.
     The market price of CTHE’s common stock may decline as a result of the merger.
     The market price of CTHE’s common stock may decline as a result of the merger for a number of reasons, including if:
•	the integration of Xcorporeal and CTHE is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of Xcorporeal or CTHE decide to dispose of their stock following completion of the merger.
Sales of substantial amounts of CTHE common stock in the public market after the proposed merger could materially adversely affect the market price of CTHE common stock.
     Based on the number of shares of Xcorporeal common stock outstanding as of August 10, 2007, and assuming no outstanding options or warrants to purchase Xcorporeal common stock are exercised before the merger becomes effective, at the closing of the merger, CTHE will issue approximately 14.2 million shares of CTHE common stock to Xcorporeal stockholders in the merger. The sale of substantial amounts of CTHE common stock may result in substantial fluctuations in the price of CTHE common stock. In addition, sales of a substantial number of shares of CTHE common stock within a short period of time could cause CTHE stock price to fall. The sale of these shares could also impair the combined company’s ability to raise capital through sales of additional common stock.
Failure to complete the merger could negatively impact the market price of Xcorporeal common stock and CTHE common stock.
     The obligations of CTHE and Xcorporeal to complete the merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both CTHE and Xcorporeal may be subject to other material risks, including:
•	a negative effect on the stock trading price of CTHE common stock and Xcorporeal common stock to the extent that the current market price reflects a market assumption that the merger will be completed;

•	either party may be required to pay a termination fee; and

•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.
In addition, if the merger is consummated but CTHE common stock ceases to be traded on the OTC Bulletin Board immediately after the effectiveness of the merger, Xcorporeal may terminate the merger and rescind the merger agreement which could result in uncertainty in, or have an adverse impact on, the trading market for CTHE common stock.
Xcorporeal’s officers and directors have interests different from yours that may influence them to support or approve the merger.
     The terms of the merger agreement and the agreements contemplated thereby affect the directors and officers of Xcorporeal in ways that may create interests for them in the merger that are different from, or in addition to, yours. These interests include:
•	the existing rights to indemnification benefiting Xcorporeal’s directors and officers found in Xcorporeal’s certificate of incorporation or bylaws, applicable law or other sources will be duplicated in CTHE’s certificate of incorporation and will continue indefinitely.

•	Messrs. Terren S. Peizer, Executive Chairman of Xcorporeal, and Robert Weinstein, Xcorporeal’s Chief Financial Officer, will enter into employment agreements with Xcorporeal in connection with closing of the merger; and

•	Steven B. Solomon, an officer, director and majority shareholder of CTHE is the record owner of 50,000 shares of Xcorporeal common stock which he purchased in connection with a private placement consummated in the fourth quarter of 2006.
Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.
     Xcorporeal’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of the relevant company, regardless of whether the merger is ultimately completed.
Risks Related to Our Business
Our limited operating history may make it difficult to evaluate our business to date and our future viability.
We are in the early stage of operations and development, and have only a limited operating history on which to base an evaluation of our business and prospects, having just commenced operations in August 2006 in accordance with our new business plan and entry into the medical devices industry. In addition, our operations and developments are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future. We have generated no revenues to date, and there can be no assurance that we will be able to successfully develop our products and penetrate our target markets.
We expect to continue to incur operating losses, and if we are not able to raise necessary additional funds we may have to reduce or stop operations.
We have not generated revenues or become profitable, may never do so, and may not generate sufficient working capital to cover the cost of operations. No party has guaranteed to advance additional funds to us to provide for any operating deficits. Until we begin generating revenue, we may seek funding through the sale of equity, or securities convertible into equity, further dilution to our then existing stockholders may result. If we raise additional capital through the incurrence of debt, our business may be affected by the amount of leverage we incur, and our borrowings may subject us to restrictive covenants. Additional funding may not be available to us on acceptable terms, or at all. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce or stop operations, any of which would have a material adverse effect on our business.
Our success will depend on our ability to retain our managerial personnel and to attract additional personnel.
Our success will depend largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and we cannot guarantee that we will be able to attract and retain the necessary staff. The loss of members of managerial, sales or scientific staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain our management, particularly our President and Chief Operating Officer and our Chief Medical and Scientific Officer, and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee that these efforts will be successful.
We will need to expand our finance, administrative, product development, sales and marketing, and operations staff. There are no assurances that we will be able to make such hires. In addition, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. Planned personnel may not be adequate to support our future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.
We need to develop our financial and reporting processes, procedures and controls to support our anticipated growth.
We have not historically invested significantly in our financial and reporting systems. To comply with our public reporting requirements, and manage the anticipated growth of our operations and personnel, we will be required to improve existing or implement new operational and financial systems, processes and procedures, and to expand, train and manage our employee base. Our current and planned systems, procedures and controls may not be adequate to support our future operations.
The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission, will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations, or if compliance can be achieved.
We cannot assure you that we will be able to complete development and obtain necessary approvals for our proposed products even if we obtain sufficient funding.
Even if we obtain sufficient funding, no assurance can be given that we will be able to design or have designed parts necessary for the manufacture of our products or complete the development of our proposed products within our anticipated time frames, if at all. Such a situation could have a material adverse effect upon our ability to remain in business.
The success of our business will depend on our ability to develop and protect our intellectual property rights, which could be expensive.
Patent and other proprietary rights are essential to our business. Our success depends to a significant degree on our ability to obtain and enforce patents and licenses to patent rights, both in the U.S. and in other countries. We cannot be certain that the patents that we license from others will be enforceable and afford protection against competitors. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Even if such patents are valid, we cannot guarantee that competitors will not independently develop alternative technologies that duplicate the functionality of our technology.
We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we protect our proprietary rights to the extent possible, we cannot guarantee that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.
Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, within the medical devices industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
We compete against other dialysis equipment manufacturers with much greater financial resources and better established products and customer relationships, which may make it difficult for us to penetrate the market and achieve significant sales of our products.
Our proposed products will compete directly against equipment produced by Fresenius Medical Care AG, Baxter Healthcare Corporation, Gambro AB, and others, each of which markets one or more FDA-cleared medical devices for the treatment of acute or chronic kidney failure.
Each of these competitors offers products that have been in use for a longer time than our products and are more widely recognized by physicians, patients and providers. Most of our competitors have significantly more financial and human resources, more established sales, service and customer support infrastructures and spend more on product development and marketing than we do. Many of our competitors also have established relationships with the providers of dialysis therapy. Most of these companies manufacture additional complementary products enabling them to offer a bundle of products and have established sales forces and distribution channels that may afford them a significant competitive advantage.
The market for our products is competitive, subject to change and affected by new product introductions and other market activities of industry participants, including increased consolidation of ownership of clinics by large dialysis chains. If we are successful, our competitors are likely to develop products that offer features and functionality similar to our proposed products. Improvements in existing competitive products or the introduction of new competitive products may make it more difficult for us to compete for sales, particularly if those competitive products demonstrate better safety, convenience or effectiveness or are offered at lower prices. If we are unable to compete effectively against existing and future competitors and existing and future alternative treatments and pharmacological and technological advances, it will be difficult for us to penetrate the market and achieve significant sales of our products.
We have not commissioned or obtained marketing studies which support the likelihood of success of our business plan.
No independent studies with regard to the feasibility of our proposed business plan have been conducted by any independent third parties with respect to our present and future business prospects and our capital requirements. In addition, there can be no assurances that our products or our treatment modality for ESRD will find sufficient acceptance in the marketplace to enable us to fulfill our long and short term goals, even if adequate financing is available and our products are approved to come to market, of which there can be no assurance.
Material weaknesses in our internal control over financial reporting may make it difficult to accurately evaluate our results of operations and financial condition
In our amended quarterly report for the quarterly period ending September 30, 2006 and this annual report, we are reporting material weaknesses in the effectiveness of our internal controls over financial reporting related to the application of generally accepted accounting principles arising from (a) our accounting for the transaction by which we ceased to be a shell corporation, (b) the assumptions used in estimating the fair value of warrants issued to consultants, (c) our accounting for research, development and other expenses incurred pursuant to the License

Agreement, and (d) the calculation of the weighted average number of share outstanding. Despite our substantial efforts to ensure the integrity of our financial reporting process, we cannot guarantee that we will not identify additional weaknesses as we continue to work with the new systems that we have implemented. Any continuing material weaknesses in our internal control over financial reporting could result in errors in our financial statements, which could erode market confidence in our company, and make it more difficult to raise needed additional funds, and adversely affect the market price of our common stock, if such a market ever develops.
An unfavorable result in the pending arbitration could have a material adverse effect on our business.
We consider the protection of our proprietary technology for treatment of kidney failure and congestive heart failure to be critical to our business prospects. We obtained the rights to some of our most significant patented and patent-pending technologies through a License Agreement with National Quality Care, Inc. (NQCI). On December 1, 2006 we initiated arbitration against NQCI for failure to fully perform its obligations under our License Agreement. NQCI has filed counterclaims seeking to invalidate the License Agreement and claiming monetary damages against us. If NQCI were to prevail on some or all of its claims, we could be prevented from using some or all of the patented technology we licensed from it. That could significantly impact our ability to use and develop our technologies, which would have a material adverse effect on our business and results of operations.
Risks Related to Our Industry
Our business will always be strictly regulated by the federal and other governments, and we cannot assure you that we will remain in compliance with all applicable regulation.
Clinical testing, manufacture, promotion and sale of our proposed products are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution.
Even if our proposed products are approved for market, we will be subject to continuing regulation. We will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, MDR regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, failure to comply with applicable international regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. There can be no assurance that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations.
Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our treatment system obsolete.
The medical devices industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We may compete against companies offering alternative treatment systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development and new treatment methods. Our financial condition and operating results could be adversely affected if our medical device products fail to compete favorably with these technological developments, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies.
Product liability claims could adversely affect our results of operations
The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. In an effort to minimize our liability we purchase product liability insurance coverage. In the future we may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.
Risks Related to Our Common Stock
If a market for our common stock does not develop, our stockholders may be unable to sell their shares.
There is currently no market for our common stock and we can provide no assurance that a market will develop. If no market is ever developed for our shares, it will be difficult for stockholders to sell their stock. In such a case, stockholders may find that they are unable to achieve benefits from their investment.
If a market for our common stock develops, our stock price may be volatile.
If a market for our common stock develops, the price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new data, studies, products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.
Approximately 68% of our stock is controlled by a single stockholder who has the ability to substantially influence the election of directors and the outcome of matters submitted to stockholders.
As of December 31, 2006, Consolidated National, LLC (CNL), a limited liability company whose managing member is our Chairman, directly owned 9,600,000 shares, which represent 68% of our 14,200,050 shares of outstanding common stock as of April 9, 2007. As a result, CNL presently and is expected to continue to have the ability to determine the outcome of issues submitted to our stockholders. The interests of this stockholder may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial stockholder’s interest is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.
In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.
We have never paid cash dividends and do not intend to do so.
We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.
Security Ownership of Certain Beneficial Owners
     Following consummation of the merger, Xcorporeal’s stockholders will hold approximately 97.4% of our common stock and exercise control over us. The following table sets forth the securities ownership of Xcorporeal’s directors, named executive officers, and any person or group who is known to us to be the beneficial owner of more than five percent of Xcorporeal’s common stock as of August 10, 2007:

	Amount and
	nature of
	beneficial	Percent of
Name and address of beneficial owner (1)	ownership	class
Terren S. Peizer (2)	9,600,000	68%
Marc G. Cummins (3)	428,572	3%
Jay A. Wolf (4)	357,143	3%
Nicholas S. Lewin (5)	35,714	*
Daniel S. Goldberger	—	—
Victor Gura	—	—
Hervé de Kergrohen	—	—
Kelly J. McCrann
Hans-Dietrich Polaschegg
Robert Weinstein	—	—
All directors and executive officers as a group (8 persons)	10,421,429	73%
* Less than one percent.
(1) Unless otherwise indicated, the address of all of the above named persons is c/o Xcorporeal, Inc., 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025.
(2) Includes 9,600,000 shares held of record by Consolidated National, LLC, of which Mr. Peizer is the sole managing member and beneficial owner.
(3) Includes 428,572 shares held of record by Prime Logic Capital, LLC, CPS Opportunities, and GPC LXI, LLC. Mr. Cummins is a Managing Partner of Prime Capital, LLC. He disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(4) Includes 357,143 shares held of record by Trinad Capital Master Fund Ltd. (the “Master Fund”), that may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; and Jay Wolf a director of the issuer and a managing director of Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Mr. Wolf disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(5) Includes 27,514 shares held of record by Paizon Capital, which is beneficially owned and controlled by Mr. Lewin’s immediate family members. Mr. Lewin disclaims beneficial ownership of these shares.
     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged.
Officers and Directors
     Upon effectiveness of the merger, the officers and directors of CT Holdings Enterprises, Inc. will resign and be replaced by the current officers and directors of Xcorporeal.
Officers
Terren S. Peizer (age 47) serves as Executive Chairman of the Board, and has served as Chairman of the Board of Directors since August 2006. From April 1999 to October 2003, Mr. Peizer served as Chief Executive Officer of Clearant, Inc., which he founded to develop and commercialize a universal pathogen inactivation technology. He served as Chairman of its board of directors from April 1999 to October 2004 and a Director until February 2005. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals, Inc. In addition, from June 1999 through May 2003 he was a Director, and from June 1999 through December 2000 he was Chairman of the Board of supercomputer designer and builder Cray Inc. and remains its largest beneficial stockholder. Mr. Peizer has been the largest beneficial stockholder and held various senior executive positions with several technology and biotech companies. In these capacities, he has assisted the companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations, and capital formation. Mr. Peizer has been a Director, Chairman of the Board and Chief Executive Officer of Hythiam, Inc., a healthcare services management company focused on delivering solutions to those suffering from alcoholism and other substance dependencies, since September 2003. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from the Wharton School of Finance and Commerce.
Winson W. Tang (age 50) serves as Chief Operating Officer since August 2007. Dr. Tang is an executive with over 20 years of experience in academic medicine, biomedical research and the biopharmaceutical industry. Dr. Tang has held drug development positions of increasing responsibility at Amgen, Vertex, Tularik, and Isis Pharmaceuticals. During his biopharmaceutical career, he has successfully filed for Investigation New Drug Applications and Clinical Trial Applications, two Biologic License Applications, in-licenses a preclinical drug candidate that is now marketed (Sensipar®) and commercialized two drugs (Infergen® and Aranesp®). Both Infergen® and Aranesp® are important therapies for patients with end stage renal disease. He was most recently the Director of Research for the Pacific Capital Group, a private equity group where he managed the biotech investment portfolio. Dr. Tang is a Diplomate of American Board of Internal Medicine and a fellow of the American College of Physicians. He has published more than 30 original research articles and book chapters. Dr. Tang is a graduate of The Albert Einstein College of Medicine and completed a Residency in Internal Medicine at the University of Southern California, a Clinical Fellowship in Nephrology at the University of California San Diego and a Research Fellowship in Immunology at The Scripps Research Institute.
Robert Weinstein (age 47) has served as Chief Financial Officer since August 2007. Prior to joining us, Mr. Weinstein served as Vice President, Director of Quality Control & Compliance of Citi Private Equity Services (formerly BISYS Private Equity Services), New York, NY, a worldwide private equity fund administrator and accounting service provider. In 2005, Mr.

Weinstein was the Founder, Finance & Accounting Consultant for EB Associates, LLC, Irvington, NY, an entrepreneurial service organization. From 2003 to 2004, Mr. Weinstein served as the Chief Financial Officer for Able Laboratories, Inc., Cranbury, NJ. In 2002, he served as Acting Chief Financial Officer for Eurotech, Lid., Fairfax, VA, a distressed, publicly traded early-stage technology transfer and development company. Mr. Weinstein received as M.B.A, Finance & International Business from the University of Chicago, Graduate School of Business and a B.S. in Accounting from the State University of New York at Albany. Mr. Weinstein is a Certified Public Accountant (inactive) in the State of New York.
Directors
Marc G. Cummins has served as a Director since November 2006. He is a Managing Partner of Prime Capital, LLC, a private investment firm focused on consumer companies. Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. He has served as a director of Hythiam, Inc. since 2004. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was Managing Director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.
Daniel S. Goldberger served as our President and Chief Operating Officer from October 2006 to August 10, 2007. Mr. Goldberger has been the Chief Executive Officer of Glucon Inc., a privately held glucose monitoring business since 2004. From 2001 to 2004, Mr. Goldberger served as President and as a Director of the Medical Group of OSI Systems, Inc. (NASDAQ: OSIS), which included the Spacelabs, Dolphin, Osteometer product lines with combined revenue approaching $250 million. Mr. Goldberger was also the co-founder of Optiscan Biomedical Corporation, where he served as Director from 1994 to 2001 and also served as its Vice President from 1994 to 1998 and then as its President from 1998 to 2001. Mr. Goldberger has over 25 years of management experience with large and small medical device companies, including Nellcor and Square One Technology. He received his B.S.M.E. from Massachusetts Institute of Technology and his M.S.M.E. from Stanford University.
Victor Gura, M.D. has served as our Chief Medical and Scientific Officer in December 2006. Dr. Gura has been a member of our board of directors since October 13, 2006. He served as Chief Scientific Officer of National Quality Care, Inc. from 2005 to November 2006. He was formerly its Chairman of the Board, President and Chief Executive Officer. Dr. Gura is board certified in internal medicine/nephrology. He has been a director and principal shareholder of Medipace Medical Group, Inc. in Los Angeles, California, since 1980. Dr. Gura has been an attending physician at Cedars-Sinai Medical Center since 1984 and the medical director of Los Angeles Community Dialysis since 1985. He also serves as a Clinical Assistant Professor at UCLA School of Medicine. He was a fellow at the nephrology departments at Tel Aviv University Medical School and USC Medical Center. Dr. Gura received his M.D. from School of Medicine, Buenos Aires University.
Hervé de Kergrohen, M.D. has served as a Director since November 2006. Since August 2002, he has been a Partner with CDC Enterprises Innovation in Paris, a European venture capital firm, and since January 2001 has been Chairman of BioData, an international healthcare conference in Geneva. He sits on several boards with U.S. and European private health care companies, including Kuros BioSurgery and Bioring SA in Switzerland since January 2003, Praxim SA, Biomethode, and Hythiam, Inc. since September 2003, and Clearant, Inc. since December 2001. From February 1999 to December 2001 he was Head Analyst for Darier Hentsch & Co., then the third largest Geneva private bank and manager of its CHF 700 million health care fund. From February 1997 to February 1998 he was the Head Strategist for the international health care sector with UBS AGin Zurich. Dr. de Kergrohen started his involvement with financial institutions in 1995 with Bellevue Asset Management in Zug, Switzerland, the fund manager of BB Biotech and BB Medtech, where he covered the healthcare services sector. He was previously Marketing Director with large U.S. pharmaceutical companies such as Sandoz USA and G.D. Searle, specialized in managed care. Dr. de Kergrohen received his M.D. from Université Louis Pasteur, Strasbourg, and holds an M.B.A. from Insead, Fontainebleau.

Nicholas S. Lewin has served as a Director since February 2007. He has been a private investor since 2000 operating in both the public and private markets. Mr. Lewin has invested across many industries, and throughout the capital structure. He invests in special situations and in companies with innovative technologies and strong intellectual property. Generally, these are activist situations working with management. Representative industries include biotechnology, healthcare, telecom and media. Mr. Lewin sits on the boards of directors of VirnetX and Duramedic. He holds a BA from Johns Hopkins University.
Kelly J. McCrann was appointed as a Director on August 10, 2007. Mr. McCrann is a senior healthcare executive with extensive experience in board governance, strategic leadership, profit and loss management and strategic transactions. He was most recently Senior Vice President of DaVita Inc., where he was responsible for all home based renal replacement therapies for the United States’ second largest kidney dialysis provider. Prior to that, Mr. McCrann was the Chief Executive Officer and President of PacifiCare Dental and Vision, Inc. Mr. McCrann has held positions of increasing responsibility at Professional Dental Associates, Inc., Coram Healthcare Corporation, HMSS, Inc. and American Medical International. He is a graduate of the Harvard Business School and began his career as a consultant for KPMG and McKinsey & Company.
Jay A. Wolf has served as a Director since November 2006. He has over a decade of investment and operations experience in a broad range of industries. His investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Since 2003, Mr. Wolf has served as a Managing Director of Trinad Capital. From 1999 to 2003, he served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. From 1996 to 1999, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. He sits on the boards of Shells Seafood Restaurants, Prolink Holdings Corporation, Optio Software, Inc. and Starvox Communications, Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.
Description of Real Estate
We currently lease approximately 3,000 square feet of office space located at 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025, for monthly rent of approximately $11,000 under a lease expiring February 2, 2008. We also lease approximately 600 square feet of laboratory space located at Cedars-Sinai Medical Center, 8700 Beverly Blvd. Los Angeles, CA 90048 for monthly rent of approximately $4,200 under a month-to-month lease. All of the space is in good condition and we expect it to remain suitable to meet our needs for the foreseeable future. At December 31, 2006, in addition to the laboratory space described above, we occupied medical office space subleased from a related party at $1,400 per month for a 4-month period at the end of 2006.
Investment Policies
We invest our cash in short term high grade commercial paper, certificates of deposit, money market accounts and marketable securities. We consider any liquid investment with an original maturity of three months or less when purchased to be cash equivalents. We will classify investments with maturity dates greater than three months when purchased as marketable securities, which have readily determined fair values and are classified as available-for-sale securities. Our investment policy requires that all investments be investment grade quality and no more than ten percent of our portfolio may be invested in any one security or with one institution. At December 31, 2006, all of Xcorporeal’s cash was held in money market accounts.
Legal Proceedings
On December 1, 2006, Xcorporeal initiated arbitration against National Quality Care, Inc. (NQCI) for its failure to fully perform its obligations under our License Agreement. On December 29, 2006, NQCI filed suit against us in Los Angeles County Superior Court entitled National Quality Care, Inc. v. Victor Gura, M.D., et al., Case No. BC364140. We do not believe there is any reasonable likelihood that NQCI can prevail on its claims. On January 5, 2007, we filed a petition to compel arbitration, and NQCI subsequently stipulated to resolve all claims in the pending arbitration. On March 20, 2007, the lawsuit was dismissed without prejudice.

Management’s Discussion and Analysis
Results of Operations for the three and six months ended June 30, 2007
     Xcorporeal has not generated any revenues since inception. We incurred net loss of $2.8 million and $7.7 million for the three and six months ended June 30, 2007, compared to a net loss of $5,587 and $11,790 for the three and six months ended June 30, 2006, respectively. The net loss for the three and six months ended June 30, 2007 was primarily due to (i) research, development and other expenses related to advancing our kidney and congestive heart failure treatment technologies, (ii) stock compensation expense related to options and warrants granted to directors, officer, employees and consultants, and (iii) legal and audit fees. The net loss for the three and six months ended June 30, 2006 was a result of general and administrative expenses incurred for the non-operating public shell entity. At June 30, 2007, we had positive working capital of $22.0 million compared to positive working capital of $25.4 million for beginning of the year.
Liquidity and Capital Resources
     We expect to incur operating losses and negative cash flows for the foreseeable future. During the fourth quarter of 2006 we raised approximately $27.3 million (net of placement fees of $2.1 million) through a private placement. Our ability to execute on our current business plan is dependent upon our ability to develop and market our products, and, ultimately, to generate revenue.
     At June 30, 2007 we had cash, cash equivalents and marketable securities of approximately $23,106,516. We are currently expending cash at a rate of approximately $0.9 million per month. At present rates, we will not have to raise additional funds in the next twelve months.
Off-Balance Sheet Arrangements
     As of June 30, 2007, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or cash flows.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Our actual results may differ from those estimates.
     We consider our critical accounting policies to be those that involve significant uncertainties, require judgments or estimates that are more difficult for management to determine or that may produce materially different results when using different assumptions. We consider the following accounting policies to be critical:
Marketable Securities
     We classify investments with maturity dates greater than three months when purchased as marketable securities. Investments, including auction rate securities and certificates of deposit with maturity dates greater than three months when purchased and which have readily determined fair values are classified as available-for-sale investments and reflected in current assets as marketable securities at fair market value. Auction rate securities are recorded at cost, which equals fair market value, as the rate on such securities generally resets every 7, 28 or 35 days. Our investment policy requires that all investments be investment grade quality and no more than ten percent of our portfolio may be invested in any one security or with one institution.
Identifiable Intangibles

     Certain costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. We evaluate the recoverability of our patent costs and trademarks quarterly based on estimated undiscounted future cash flows.
Stock-Based Compensation
     Statements of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) and Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107 (SAB 107) require the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We have applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Item 9.01 Financial Statements and Exhibits
(a) Financial statements of business acquired
     Following is information obtained from the publicly-filed the financial statements of Xcorporeal, Inc., the business to be acquired upon consummation of the merger described in Item 1.01 above.
PART I — FINANCIAL INFORMATION
ITEM 1. Financial Statements
XCORPOREAL, INC.
(a Development Stage Company)
BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$346,887	$27,440,987
Marketable securities, at fair value	22,676,578	—
Restricted cash	83,050	—
Prepaids	158,802	70,850
Other current assets	12,066	19,378

Total current assets	23,277,383	27,531,215

Property and equipment, net	56,094	3,328

Other assets	951	1,000

Total Assets	23,334,428	27,535,543

LIABILITIES
Current
Accounts payable	455,036	143,606
Accrued placement agent fees	—	1,348,470
Accrued professional fees	427,259	312,208
Accrued royalties	208,333	83,333
Accrued other liabilities	111,630	121,189
Other current liabilities	115,400	124,676

Total Current Liabilities	1,317,658	2,133,482

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.0001 par value, 40,000,000 shares authorized, 14,200,050 outstanding on June 30, 2007 and December 31, 2006	1,420	1,420
Additional paid-in capital	34,202,998	29,924,410
Deficit accumulated during the development stage	(12,187,648)	(4,523,769)

Total Stockholders’ Equity	22,016,770	25,402,061

Total Liabilities & Stockholders’ Equity	$23,334,428	$27,535,543

See accompanying notes to the interim financial statements

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					May 4, 2001 (Date
	Three Months Ended		Six Months Ended		of Inception) to
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007

Operating Expenses:
Selling, general and administrative	$1,611,188	$5,587	$5,590,288	$11,790	$8,908,940
Research and development	1,482,037	—	2,688,134	—	3,975,456
Depreciation and amortization	3,862	—	5,383	—	5,478

Loss before Other Income and Income Tax	(3,097,087)	(5,587)	(8,283,805)	(11,790)	(12,889,874)

Interest Income	308,060	—	619,926	—	702,226

Loss before income taxes	(2,789,027)	(5,587)	(7,663,879)	(11,790)	(12,187,648)

Income taxes	—	—	—	—	—

Net Loss	$(2,789,027)	$(5,587)	$(7,663,879)	$(11,790)	$(12,187,648)

Basic and diluted loss per share	$(0.20)	$(0.00)	$(0.54)	$(0.00)

Weighted average number of shares outstanding	14,200,050	3,820,000	14,200,050	3,820,000
See accompanying notes to the interim financial statements

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			May 4, 2001 (Date
	Six Months Ended		of Inception) to
	June 30,		June 30,
	2007	2006	2007
Cash flows used in operating activities
Net Loss for the Period	$(7,663,879)	$(11,790)	$(12,187,648)

Adjustments to reconcile net loss to net cash used in operating activities:
Non-employee Stock Based Compensation	2,795,124	—	4,957,735
Stock Based Compensation	1,483,464	—	1,747,715
Depreciation and amortization	5,383	—	5,478
Net Change in assets and liabilities:
Prepaid Expenses	(87,952)	—	(158,802)
Other Current Assets	7,312	—	(12,066)
Other Assets	—	—	(1,000)
Accounts Payable and Accrued Liabilities	(806,548)	5,459	1,202,257
Other Current Liabilities	(9,276)	—	115,400

Net Cash Used in Operating Activities	(4,276,372)	(6,331)	(4,330,931)

Cash Flows from Investing Activities
Capital Expenditures	(58,100)	—	(61,523)
Restricted Cash	(83,050)	—	(83,050)
Purchase of marketable securities	(25,000,000)	—	(25,000,000)
Sale of marketable securities	2,323,422	—	2,323,422

Net Cash Used in Investing Activities	(22,817,728)	—	(22,821,151)

Cash Flows from Financing Activities
Capital Stock issued	—	—	27,434,349
Advances from related party	—	6,590	64,620

Net Cash Provided by Financing Activities	—	6,590	27,498,969

Increase/(decrease) in cash during the period	(27,094,100)	259	346,887
Cash, beginning of the period	27,440,987	—	—

Cash, end of the period	$346,887	$259	$346,887

Supplemental disclosure of cash flow information; cash paid for:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

See accompanying notes to the interim financial statements

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the Period May 4, 2001 (Inception) to June 30, 2007
(Unaudited)

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Common stock issued for cash at $0.01 per share	2,500,000	$250	$24,750		$25,000
Net Loss for the year ended December 31, 2001				$(40,255)	(40,255)

Balance as of December 31, 2001	2,500,000	250	24,750	(40,255)	(15,255)

Common stock issued for cash at $0.05 per share	1,320,000	132	65,868		66,000
Net Loss for the year ended December 31, 2002				(31,249)	(31,249)

Balance as of December 31, 2002	3,820,000	382	90,618	(71,504)	19,496

Net Loss for the year ended December 31, 2003				(12,962)	(12,962)

Balance as of December 31, 2003	3,820,000	382	90,618	(84,466)	6,534

Net Loss for the year ended December 31, 2004				(23,338)	(23,338)

Balance as of December 31, 2004	3,820,000	382	90,618	(107,804)	(16,804)

Net Loss for the year ended December 31, 2005				(35,753)	(35,753)

Balance as of December 31, 2005	3,820,000	382	90,618	(143,557)	(52,557)

Common stock issued for a licence rights	9,600,000	960	40		1,000
Capital stock cancelled	(3,420,000)	(342)	342		—
Warrants granted for consulting fees			2,162,611		2,162,611
Forgiveness of related party debt			64,620		64,620
Common stock issued for cash at $7.00, net of placement fees of $2,058,024	4,200,050	420	27,341,928		27,342,348
Stock-based compensation expense			264,251		264,251
Net loss for the period				(4,380,212)	(4,380,212)

Balance as of December 31, 2006	14,200,050	1,420	29,924,410	(4,523,769)	25,402,061

Warrants granted for consulting services			2,795,124		2,795,124
Stock-based compensation expense			1,483,464		1,483,464
Net loss for the period				(7,663,879)	(7,663,879)

Balance as of June 30, 2007	14,200,050	$1,420	$34,202,998	$(12,187,648)	$22,016,770

See accompanying notes to the interim financial statements

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
BALANCE SHEETS

	Years ended
	December 31,
	2006	2005
ASSETS
Current
Cash	$27,440,987	$—
Prepaids	70,850	—
Other current assets	19,378	—

Total current assets	27,531,215	—

Property and equipment, net	3,328	—

Other assets	1,000	—

Total Assets	27,535,543	—

LIABILITIES
Current
Accounts payable	143,606	—
Accrued placement agent fees	1,348,470	—
Accrued professional fees	312,208	—
Accrued other liabilities	204,522	18,330
Due to related party	—	34,227
Other current liabilities	124,676	—

Total Current Liabilities	2,133,482	52,557

Commitments and contingencies

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.0001 par value, 40,000,000 shares authorized, 14,200,050 and 3,820,000 outstanding on December 31, 2006 and 2005, respectively	1,420	382
Additional paid-in capital	29,924,410	90,618
Deficit accumulated during the development stage	(4,523,769)	(143,557)

Total Stockholders’ Equity/(Deficiency)	25,402,061	(52,557)

Total Liabilities & Stockholders’ Equity	$27,535,543	$—

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF OPERATIONS

			May 4, 2001 (Date
	Years ended		of Inception) to
	December 31,		December 31,
	2006	2005	2006
Operating Expenses:
Selling, general and administrative	$3,174,995	$35,753	$3,318,652
Research and development	1,287,322	—	1,287,322
Depreciation	95	—	95

Loss before Other Income and Income Tax	(4,462,412)	(35,753)	(4,606,069)

Interest Income	82,200	—	82,300

Loss before income taxes	(4,380,212)	(35,753)	(4,523,769)

Income taxes	—	—	—

Net Loss	$(4,380,212)	$(35,753)	$(4,523,769)

Basic and diluted loss per share	$(0.67)	$(0.01)

Weighted average number of shares outstanding	6,542,312	3,820,000
See accompanying notes to the financial statements

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the Period May 4, 2001 (Inception) to December 31, 2006

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Common stock issued for cash at $0.01 per share	2,500,000	$250	$24,750		$25,000
Net Loss for the year ended December 31, 2001				$(40,255)	(40,255)

Balance as of December 31, 2001	2,500,000	250	24,750	(40,255)	(15,255)

Common stock issued for cash at $0.05 per share	1,320,000	132	65,868		66,000
Net Loss for the year ended December 31, 2002				(31,249)	(31,249)

Balance as of December 31, 2002	3,820,000	382	90,618	(71,504)	19,496

Net Loss for the year ended December 31, 2003				(12,962)	(12,962)

Balance as of December 31, 2003	3,820,000	382	90,618	(84,466)	6,534

Net Loss for the year ended December 31, 2004				(23,338)	(23,338)

Balance as of December 31, 2004	3,820,000	382	90,618	(107,804)	(16,804)

Net Loss for the year ended December 31, 2005				(35,753)	(35,753)

Balance as of December 31, 2005	3,820,000	382	90,618	(143,557)	(52,557)

Common stock issued for licence rights	9,600,000	960	40		1,000
Capital stock cancelled	(3,420,000)	(342)	342		—
Warrants granted for consulting fees			2,162,611		2,162,611
Forgiveness of debt			64,620		64,620

Common stock issued for cash at $7.00, net of placement fees of $2,058,024	4,200,050	420	27,341,928		27,342,348
Stock-based compensation expense			264,251		264,251
Net loss for the period				(4,380,212)	(4,380,212)

Balance as of December 31, 2006	14,200,050	$1,420	$29,924,410	$(4,523,769)	$25,402,061

See accompanying notes to the financial statements

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF CASH FLOWS

			May 4, 2001 (Date
	Years ended		of Inception) to
	December 31,		December 31,
	2006	2005	2006
Cash flows used in operating activities
Net Loss for the Period	$(4,380,212)	$(35,753)	$(4,523,769)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-employee Stock Based Compensation	2,162,611		2,162,611
Stock Based Compensation	264,251		264,251
Depreciation	95		95
Net Change in assets and liabilities:
Prepaid Expenses	(70,850)	800	(70,850)
Other Current Assets	(19,378)		(19,378)
Other Assets	(1,000)		(1,000)
Accounts Payable and Accrued Liabilities	1,990,475	5,826	2,008,805
Other Current Liabilities	124,676		124,676

Net Cash Provided by (Used in) Operating Activities	70,668	(29,127)	(54,559)

Cash Flows from Investing Activities
Capital Expenditures	(3,423)	—	(3,423)

Net Cash Used in Investing Activities	(3,423)	—	(3,423)

Cash Flows from Financing Activities
Capital Stock issued in Private Placement for $29,400,351 in cash; fees of $2,057,002	27,343,349	—	27,434,349
Advances from related party	30,393	28,551	64,620

Net Cash Provided by Financing Activities	27,373,742	28,551	27,498,969

Increase/(decrease) in cash during the period	27,440,987	(576)	27,440,987
Cash, beginning of the period	—	576

Cash, end of the period	$27,440,987	$—	$27,440,987

Supplemental disclosure of cash flow information; cash paid for:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

See accompanying notes to the financial statements

XCORPOREAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006
1. NATURE OF OPERATIONS
     We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc. and thereafter acquired the rights to our Wearable Artificial Kidney, congestive heart failure treatment products, and other medical devices. As a result, we transitioned to a development stage company focused on researching, developing and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
     On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation (Xcorporeal Delaware) for the purpose of changing the Company’s domicile from Nevada to Delaware. Each outstanding share of Xcorporeal Nevada common stock, par value $0.001 per share, was automatically converted into one share of Xcorporeal Delaware common stock, par value $0.0001 per share. The change in par value has been applied retroactively. As a result of the reincorporation, the total number of common stock authorized changed from 100,000,000 shares to 40,000,000 common shares; the total number of preferred stock authorized remained at 10,000,000 shares, resulting in a total number of capital stock authorized of 50,000,000 shares.
     The financial statements as of December 31, 2005, have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give affect to adjustments that would be necessary to the carrying values and classifications of assets and liabilities should the Company be unable to continue as a going concern. The Company has a working capital deficiency of $52,557 and as at December 31, 2005, has not yet attained profitable operations and has accumulated a deficit of $143,557 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing from the sale of common shares. The Company may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.
2. DEVELOPMENT STAGE COMPANY
     We were previously a pre-exploration stage company as defined in the Statement of Financial Accounting Standards (“SFAS”) No. 7 and the Securities and Exchange Act Guide No. 7. Effective with the execution of the license agreement on August 31, 2006, we are a development stage company, devoting substantially all of our efforts to the research, development and commercialization of kidney and congestive heart failure treatment technologies.
     Risks and Uncertainties— We operate in an industry that is subject to intense competition, government regulation and rapid technological change. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.
3. SUMMARY OF ACCOUNTING POLICIES
     Cash and Cash Equivalents — Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months.
     Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization, which are calculated using the straight-line method over the shorter of the estimated useful lives of the related assets (generally ranging from three to five years), or the remaining lease term when applicable. Gains and losses on disposals are included in results of operations at amounts equal to the difference between the book value of the disposed assets and the proceeds received upon disposal. There were no gains or losses on disposals from inception through the end of 2006. Expenditures for replacements and leasehold improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred.
     Identifiable Intangibles and Amortization — Costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. We evaluate the recoverability of our patent costs and trademarks quarterly based on estimated undiscounted future cash flows.

     Research and Development — Research and development is expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations prior to regulatory approval are expensed as incurred. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the shorter of the remaining license or product patent life. At December 31, 2006, the Company had no such capitalized research and development costs.
     Income Taxes — Under SFAS 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carry-forwards. We record a valuation allowance for deferred tax assets when, based on management’s best estimate of taxable income in the foreseeable future, it is more likely than not that some portion of the deferred income tax assets may not be realized.
     Earnings per Share — Under SFAS 128, “Earnings per Share,” basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As the Company had net losses for all periods presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be anti-dilutive.
     Share-Based Compensation — Effective January 1, 2006, we adopted FASB Statement No. 123R, Share-Based Payment (“FAS 123R”) (see Note 14). FAS 123R requires all share-based payments to employees to be expensed over the requisite service period based on the grant-date fair value of the awards and requires that the unvested portion of all outstanding awards upon adoption be recognized using the same fair value and attribution methodologies previously determined under FASB Statement No. 123, Accounting for Stock-Based Compensation. We continue to use the Black-Scholes valuation method and applied the requirements of FAS 123R using the modified prospective method. Prior to January 1, 2006, there was no share-based compensation expense.
     Use of Estimates — The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and, accordingly, include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as provisions for sales discounts and returns, depreciable and amortizable lives, recoverability of inventories produced in preparation for product launches, amounts recorded for contingencies, environmental liabilities and other reserves, pension and other postretirement benefit plan assumptions, share-based compensation, acquisitions and taxes on income. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.
     Reclassifications — Certain reclassifications have been made to prior year amounts to conform with the current year presentation.
Recently Issued Accounting Standards
     In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. (SFAS) 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for us would be our fiscal year beginning January 1, 2008. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply to provision of FASB Statement No. 157, “Fair Value Measurements.” We are
(b) Pro forma financial information
(d) Exhibits

2.1	Merger Agreement with Xcorporeal, Inc.
3.1	Certificate of Ownership Merging XC Acquisition Corporation into Xcorporeal, Inc.
3.2	Certificate of Amendment of Certificate of Incorporation of Xcorporeal, Inc.
3.3	Amended and Restated Certificate of Incorporation of CT Holdings Enterprises, Inc.
10.1	2007 Incentive Compensation Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CT HOLDINGS ENTERPRISES, INC.
Date: August 10, 2007	By:	/s/ Steven B. Solomon
Steven B. Solomon
President and Chief Executive Officer